                                                                    EXHIBIT 3.01

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

JUN 23 1994

209-60

CHERYL A.LAU SECRETARY OF STATE
/s/ Cheryl A.Lau


                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                 SHOWBOAT, INC.

                          Nevada State File No. 209-60



          The undersigned hereby certify:

          1. That they are the President and Assistant Secretary, respectively, of Showboat, Inc., a Nevada corporation.

          2. That at a meeting of the Board of Directors of the Company duly held in Las Vegas, Nevada on February 23, 1994, the Board of Directors unanimously adopted, approved and recommended to its shareholders to amend the Company's Articles of Incorporation to increase the amount of authorized common stock the Company may issue to 50,000,000.

          3. That at a duly held annual meeting of the shareholders of the Company, held at 801 Boardwalk, Atlantic City, New Jersey on May 25, 1994 the shareholders of the Company approved and adopted the following amendment to the first paragraph of Article IV of the Articles of Incorporation previously deemed advisable and proposed to the shareholders by the Board of Directors as follows:

                         The amount of the total authorized capital stock of the
               Company is Fifty-One Million Dollars ($51,000,000) consisting of fifty million (50,000,000) shares of common stock of the par value of One Dollar ($1) per share ("Common Stock") and One Million (1,000,000) shares of preferred stock of the par value of One Dollar ($1) per share ("Preferred Stock").

          4. That the required number of shares of common stock entitled to vote on the proposed amendments was 14,992,195 shares, and that a vote of sixty-six and two-thirds percent (66 2/3%) or more than 9,994,797 shares was required to approve the foregoing amendment. No shares of preferred stock are issued.

          5.   That the vote on the proposed amendment was as follows:

              For        11,415,350
              Against     1,248,556
              Abstain        47,557

          The vote on the foregoing proposed amendment exceeded that required to approve said amendment.

       6.      The Articles of Incorporation as amended are restated as follows:

                       RESTATED ARTICLES OF INCORPORATION
                       ----------------------------------

                                       OF
                                       --

                                 SHOWBOAT, INC.
                                 --------------


                                       I

     The name of the corporation is SHOWBOAT, INC.

                                       II

     The principal office of the corporation in Nevada is to be located at Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada.

                                      III

     The nature of the business, or objects or purposes proposed to be transacted, promoted, or carried on by the corporation are: To engage in any lawful activity.

          (a) In addition thereto, said corporation shall conduct a gaming business in the State of Nevada, in accordance with the laws of the State of Nevada and the United States of America.

                                       IV

     The amount of the total authorized capital stock of the corporation is Twenty One Million Dollars ($21,000,000.00) consisting of Twenty Million (20,000,000) shares of common stock of the par value of One Dollar ($1.00) per share ("Common Stock") and One Million (1,000,000) shares of preferred stock of the par value of One Dollar ($1.00) per share ("Preferred Stock").

     The Preferred Stock may be divided into and issued in series. If the shares of any such class are to be issued in series, then each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Any or all of the series of any such class and variations and the relative rights and preferences as between different series can be fixed and be determined by the Board of Directors. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

     The Board of Directors of this corporation is hereby authorized to issue the Preferred Stock at any time and from time to time, in one or more series and for such consideration as may be fixed from time to time by the then Board of Directors, but not less than the par value thereof. The number of shares to comprise each such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) shall be determined from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized, before issuance of any shares of a particular series, to determine any and all designations, preferences and relative, participating, optional or other special rights, or qualifications, restrictions or limitations thereof, pertaining to such series including but not limited to:

     (1) Voting rights, if any, including, without limitation, the authority to confer voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of common stock as a single class, or independently as a separate class;

     (2) Rights, if any, permitting the conversion or exchange of any such shares, at the option of the holder, into any other class or series of shares of this corporation and the price or prices or the rates of exchange and any adjustment thereto at which such shares will be convertible or exchangeable;

     (3) The rate of dividends, if any, payable on shares of such series, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

     (4) The amount payable on shares of such series in the event of any liquidation, dissolution or distribution of the assets of or winding up of the affairs of this corporation;

     (5) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, or cumulative or non-cumulative; and

     (6) Any other preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series not fixed and determined herein, to the extent permitted to do so by law.

     All shares of Preferred Stock shall be of equal rank and shall be identical except with respect to the particulars that may be fixed by the Board of Directors as above provided and as to the date from which dividends thereon, if any, shall be cumulative if made cumulative by the Board of Directors.

     (a) No holders of shares of the corporation of whatever class shall have any preference or right of subscription to any share of any class of shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of any class or classes of the corporation, nor to any right of subscription thereto, other than the extent, if any, as the Board of Directors in its discretion may determine, in respect thereof, whether in respect of any portion unissued or unsold of any original authorized issue or otherwise.

     (b)  Deleted.

     (c) Said corporation shall not make a public offering of any stock or security of this corporation, unless such public offering or sale of security has been first approved by the Nevada Gaming Commission.

     (d) If at any time the Nevada Gaming Commission finds that any individual owner of any stock or security of this corporation, pursuant to the laws of the State of Nevada or regulations of the Gaming Commission, is unsuitable to continue as a gaming licensee in this State, such owner shall immediately offer such security or stock for purchase. If this corporation does not purchase any such stock or security, the owner may offer it to other purchasers subject to prior approval of the Nevada Gaming Commission, as provided by the laws of the State of Nevada and regulations pursuant thereto.

                                       V

     The members of the governing board shall be styled directors, and the number, names and Post Office addresses of the Board of Directors are as follows, there being eight directors:

          J.K. HOUSSELS, SR.  1012 South Sixth Street
                              Las Vegas, Nevada

          J.K. HOUSSELS, JR.  1425 Aztec Way
                              Las Vegas, Nevada

          FRED MORLEDGE       2040 Edgewood Avenue
                              Las Vegas, Nevada

          NELSON CONWAY       1317 South Sixth Street
                              Las Vegas, Nevada

          JUDD PARKER         605 Lacy Lane
                              Las Vegas, Nevada

          JOSEPH KELLEY       830 Kenny Way
                              Las Vegas, Nevada

          JULIAN MOORE        701 Vegas Drive
                              Las Vegas, Nevada

          HAROLD VALENTINE    3627 Medlock Drive
                              Phoenix, Arizona


                                       VI

     The capital stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment.

                                      VII

     The name and Post Office addresses of each of the incorporators signing the Articles of Incorporation are:

          C.R. TICE           320 W. Cleveland, Apt. 8
                              Las Vegas, Nevada

          FRIEDA FIFIELD      1703 Carson Avenue
                              Las Vegas, Nevada

          LEE B. DIAL         1337 Darmak Drive
                              Las Vegas, Nevada

                                 VIII

          The corporation shall have perpetual existence.

                                       IX

          The affirmative vote of voting shares necessary to approve a sale, lease or exchange of property or assets of this corporation, or a merger or consolidation involving this corporation, shall be 66-2/3# of the outstanding voting shares.

                                       X

          The affirmative vote of voting shares necessary to approve an amendment to the Articles of Incorporation of this corporation shall be 66-2/3% of the outstanding voting shares.
                                       XI

          A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

                                      XII

          Pursuant to the requirements of the Nevada Gaming Control Act ("Nevada Act") and the New Jersey Casino Control Act ("New Jersey Act") and so long as it remains, either a holding company or intermediary company as to the holder of a gaming or casino license in either Nevada or New Jersey, all securities of this corporation shall be held subject to the condition that if a holder thereof is found to be unsuitable pursuant to the Nevada Act by the Nevada Gaming Commission ("Nevada Commission") or is found to be disqualified pursuant to the New Jersey Act by the New Jersey Casino Control Commission ("New Jersey Commission"), such holder shall dispose of his interest in this corporation promptly after such holder's receipt of written notice of his unsuitability or disqualification. Promptly following its own receipt of notice from the Nevada Commission or the New Jersey Commission, the corporation shall either deliver such written notice personally to the unsuitable or disqualified holder or shall mail it to such holder by certified mail, return receipt requested, to the address shown on the corporation's books and records. Once such holder has been found unsuitable by the Nevada Commission or disqualified by the New Jersey Commission, this corporation shall take all steps required under the Nevada Act or the New Jersey Act with respect to such unsuitable or disqualified holder. If any unsuitable or disqualified holder fails to dispose promptly of his securities, such unsuitable or disqualified holder shall indemnify the cor-poration for any and all direct or indirect costs, including attorneys' fees, incurred by the corporation as a result of such holder's continuing ownership or failure to divest promptly.

                                      XIII

          The corporation is authorized to redeem control shares (as that term is defined in NRS 78.3781, et seq.), as provided in NRS 78.3792, as amended from time to time.

                                      XIV

          A. In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the corporation, and except as otherwise expressly provided in Section B of this Article XIV, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, an Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of such Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B. The provisions of Section A of this Article XIV shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the corporation, or any agreement with any national securities exchange, if all the conditions specified in either of the following Paragraphs 1 or 2 are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph 1 is met:

          1. The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement of public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

          2.  All of the following conditions shall have been met:

               (a) The aggregate per share amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received by holders of common stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i),
          (ii), (iii), and (iv) below:

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by or on behalf of the Interested Stockholder for any share of common stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of common stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to the common stock;


                    (ii) the Fair Market Value per share of common stock on the
               Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to the common stock;

                    (iii) (if applicable) the price per share equal to the Fair
               Market Value per share of common stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of common stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of common stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to the common stock to (y) the Fair Market Value per share of common stock on the day immediately preceding the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of common stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to the common stock; and

                    (iv) the corporations' net income per share of common stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Interested Stockholder or the highest price/earnings multiple of the corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community).

               (b) The aggregate amount per share of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received by holders of shares of any class or series of outstanding Capital Stock, other that common stock, shall be at least equal to the highest amount determined under clauses (i), (ii), (iii), and (iv) below:

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder or beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to such class or series of Capital Stock;

                    (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to such class or series of Capital Stock;

                    (iii) (if applicable) the price per share equal to the Fair
               Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to such class or series of Capital Stock to
               (y) the Fair Market Value per share of such class or series of Capital Stock on the day immediately preceding the first day in such two year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to such class or series of Capital Stock; and

                    (iv) (if applicable) the highest preferential amount per
               share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation regardless of whether the Business Combination to be consummated constitutes such an event.

     The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

               (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

               (d) After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular dates therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any stock split, stock dividend or subdivision of the common stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

               (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") or, any subsequent provisions replacing the Exchange Act, shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Direc-tors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or absence thereof) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the corporation.

               (f) Such Interested Stockholder shall not have made any major changes in the corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

     C.  The following definitions shall apply with respect to this Article XIV:

          1.  The term "Business Combination" shall mean:

               (a) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

               (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities, obligations or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which has aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5 percent of the shareholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year end consolidated balance sheet of such entity existing at the time the shareholders of the corporation would be required to approve or authorize the Business Combination involving the assets, securities, obligations and/or commitments constituting any Substantial Part; provided that any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or management of any aspect of the business or affairs of the corporation, shall be deemed to be a "Business Combination" irrespective of the value test set forth above; or

               (c) the adoption of any plan or proposal for the liquidation or dissolution of the corporation or for any amendment to the corporation's Bylaws; or

               (d) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate shares of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any affiliate or Associate of any Interested Stockholder; or

               (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

          2. The term "Capital Stock" shall mean all capital stock of the corporation authorized to be issued from time to time under Article IV of these Articles of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the corporation generally.

          3. The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

     4. The term "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing fifteen percent (15#) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or
     (b) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15#) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

          5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or undertaking; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act (the term "registrant" in said Rule 12b-2 meaning in this case the corporation).

          7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the corporation.

          8. The term "Continuing Director" means (i) any member of the Board of Directors of the corporation (the "Board of Directors"), while such person is a member of the Board of Directors, who is not an Interested Stockholder or an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and (ii) any person who subsequently becomes a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Interested Stockholder or an Affiliate or Associate or representative of the Interested Stockholder, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors then in office.

          9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

          10. In the event of any Business Combination in which the corporation survives the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Article XIV shall include the shares of common stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

     D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article XIV, on the basis of information known to them after reasonable inquiry, all questions arising under this Article XIV, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another (d) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part and
(g) to what extent an adjustment is appropriate (including an adjustment to paragraph 2 of Section B of this Article XIV) in respect of any provision contained within this Article XIV as a result of a merger, consolidation, stock split, stock dividend, extraordinary cash dividend, subdivision, reclassification, recapitalization or similar transaction. Any such determination made in good faith shall be binding and conclusive on all parties. For purposes of this Article XIV (including without limitation paragraph 2 of Section B and subparagraph (g) of this Section D of this Article XIV), the term "corporation" including, without limitation, any reference to any shares of capital stock of the corporation or the holders or prices or value of such shares shall be deemed to include any predecessor corporation and the corresponding shares of capital stock of such predecessor corporation and the holders and prices and value of such shares.

     E. Nothing contained in this Article XIV shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. The fact that any Business Combination complies with the provisions of Section B of this Article XIV shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit or other wise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     G. For the purposes of this Article XIV, a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article XIV (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director, or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

     H. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), any proposal to amend, repeat or adopt any provision of these Articles of Incorporation inconsistent with this
Article XIV which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than 66-2/3# of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class and excluding Voting Stock beneficially owned by such Interested Stockholder.

          IN WITNESS WHEREOF, the undersigned have executed the Amended and Restated Articles of Incorporation of Showboat, Inc. on June 10, 1994.
                                                             --


/s/ J.K. Houssels, III              /s/ John N. Brewer
- -----------------------------       -----------------------------------
J.K. Houssels, III, President       John N. Brewer, Assistant Secretary



STATE OF NEW JERSEY )
                    )    ss:
COUNTY OF ATLANTIC  )

          On this 10th day of June, 1994, before me, the undersigned, a Notary
                  ----
Public in and for the County of Atlantic, State of New Jersey, duly commissioned and sworn, personally appeared J.K. HOUSSELS, III, known/proved to me to be the PRESIDENT of SHOWBOAT, INC., that executed the within instrument and known to be the person who affixed his name thereto as such J.K. HOUSSELS, III, PRESIDENT, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.



BRENDA SUE WALLACE                                /s/ Brenda Sue Wallace
NOTARY PUBLIC OF NEW JERSEY                       ------------------------------
My Commission Expires Jan 30, 1996                NOTARY PUBLIC



STATE OF NEVADA)
               )    ss:
COUNTY OF CLARK)

          On this 10th day of June, 1994, before me, the undersigned, a Notary
                  ----
Public in and for the County of Clark, State of Nevada, duly commissioned and sworn, personally appeared JOHN N. BREWER, known/proved to me to be the ASSISTANT SECRETARY of SHOWBOAT, INC., that executed the within instrument and known to be the person who affixed his name thereto as such JOHN N. BREWER, ASSISTANT SECRETARY, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.


SEAL

ANGELA M. PETERSON                                /s/ Angela M. Peterson
                                                  ------------------------------
Notary Public - Nevada                            NOTARY PUBLIC

     Clark County

My appt. exp. Nov. 15, 1997